UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 22, 2009
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-08733	85-0212139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 West Wetmore Road, Suite 203 Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
8.01	Other Events
9.01	Financial Statements and Exhibits

2.

SECTION 8 - OTHER EVENTS

Item 8.01        Other Events

On July 22, 2009, Nord Resources Corporation issued a news release which provides a progress report on its continuing efforts to increase production at the Johnson Camp Mine, and the modifications that it is undertaking in its processing operations to achieve its targeted rate of producing 25 millions pounds of copper per year.

Nord Resources completed construction at the Johnson Camp Mine in January 2009 and commenced producing and processing new ore in February 2009. It reported that, in ramping up its production rate of new ore, it has experienced encouraging success as well as some short-term challenges that has resulted in a total production rate that is currently below management's expectations. However, management's view is that these issues are not unusual in the copper mining industry, and are expected to affect only the timing of reaching the company's target of 25 million pounds of copper production per year.

The company reported that it has made significant progress during the ramp up stage, with a focus on increasing operating efficiencies and optimization of the company's mine plan. Specifically, Nord Resources has changed the mining pushback sequences that will allow it to achieve higher mine grades earlier in the mine life. The company also indicated that it has achieved design crushing throughput rates on a daily basis and is currently making modifications to the plant that are expected to allow it to sustain designed throughput rates. These measures include modifications to the conveyor chutes and belt skirting to handle variations in the ore characteristics and installation of two vibratory feeders that will allow choke feeding the secondary crushers to improve particle size and liner life.

The leaching characteristics of the ore have behaved as expected by management, but the challenge has been to predict the length of time required for the new solution to report through the old, existing pads.

Every leach pad has its own distinctive characteristics and can vary depending on whether the old material on the pad was run-of-mine or crushed and whether historic channeling occurred, and the depth of the old leach pad. To reduce this uncertainty, Nord Resources contoured, compacted and installed a french drain on the pad it is currently stacking on, and this has been observed to significantly reduce the time for solution to report directly to the plant.

Management expects that these and other changes will cost approximately $750,000, and that they will put the company on track to achieve the design copper production of 25 million pounds per year rate later this year.

Management commented that the company is benefitting from the significant improvement in copper pricing that has taken place in recent months, as well as the marked decline in the cost of sulfuric acid, which is the company's single most significant variable cost. However, the temporary delay in the ramp up of the company's copper production rate will negatively impact the company's cash flow in the short term. Accordingly, the company will be proceeding with a brokered financing of approximately $5,000,000, to be used for working capital and general corporate purposes.

Notice Pursuant to Rule 135c Under the Securities Act of 1933

This shall not constitute an offer to sell, nor the solicitation for any offers to buy any securities of Nord Resources Corporation. The securities have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

3.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01         Financial Statements and Exhibits

(d)       Exhibits.
Exhibit	Description

99.1	News release of Nord Resources Corporation dated June 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NORD RESOURCES CORPORATION
DATE: June 22, 2009	By: /s/ Wayne M. Morrison Wayne M. Morrison Chief Financial Officer

4.